Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Sustainable Projects Group Inc. (“the Company”), which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K, as part of Form 8-k of the Company dated January 7, 2025. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

Centurion ZD CPA & Co

Date: January 7, 2025